CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated May 25, 2010, accompanying the financial statements of Insured Municipals Income Trust, Series 441 and Pennsylvania Insured Municipals Income Trust, Series 259 (included in Van Kampen Focus Portfolios, Municipal Series 367) as of January 31, 2010, and for each of the three years in the period then ended and the financial highlights for each of the five years in the period ended January 31, 2010, contained in this Post-Effective Amendment No. 8 to Form S-6 (File No. 333-76960) and Prospectus.

   We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/  GRANT THORNTON LLP

New York, New York
May 25, 2010